Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com
FOR IMMEDIATE RELEASE
     January 28, 2011
QUALITY SYSTEMS REPORTS RECORD FISCAL 2011 THIRD QUARTER RESULTS;
INCREASES QUARTERLY DIVIDEND
Company Well Positioned as First Year of Stimulus Incentives Kick in
     IRVINE, Calif. ... January 28, 2011 ... Quality Systems, Inc. (NASDAQ:QSII) announced today the results of operations for its fiscal 2011 third quarter ended December 31, 2010.
     The Company reported record net revenues of $91.9 million for the fiscal 2011 third quarter, an increase of 23 percent from the $75.0 million reported in the same period a year ago. The Company reported net income of $17.5 million, up 33 percent versus net income of $13.2 million for the comparable period last year. Fully diluted earnings per share were $0.60 in the fiscal 2011 third quarter; rising 33 percent when compared with $0.46 fully diluted earnings per share for the third quarter of fiscal 2010.
     Quality Systems, Inc. also announced that the Company’s Board of Directors increased the cash dividend by five cents ($0.05), or 17 percent, to Thirty-Five Cents ($0.35) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of March 17, 2011, with an anticipated distribution date of April 5, 2011. The $0.35 per share cash dividend is pursuant to the Company’s current policy to pay a regular quarterly dividend on the Company’s outstanding shares of Common Stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.
     “We are very pleased with the Company’s third quarter performance. Our entire organization has worked very hard preparing for the first year of incentives provided under The American Recovery and Reinvestment Act (ARRA). The team is ready to witness the fruits of their labor,” noted Steven T. Plochocki, Quality Systems’ chief executive officer.
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Quality Systems, Inc.
Fiscal 2011 Third Quarter Results

     “As we said for the past 22 months since the bill was first introduced, there were levels of uncertainty and speculation, but once certification was announced in October 2010 and the regulations for Stage 1 Meaningful Use were finalized, the path became very clear. We are in a very positive position to take advantage of the benefits stemming from the first year of the stimulus incentives. Additionally, the Board’s declaration to increase our quarterly dividend is indicative of the Company’s strength in the marketplace and optimism about the future. We remain very encouraged by the industry opportunity before us, and confident in the certified electronic health solutions we bring to the physician, dental and hospital marketplaces,” Plochocki concluded.
     Quality Systems, Inc. will host a conference call to discuss its fiscal 2011 third quarter results on Friday, January 28, 2011 at 10:00 AM ET (7:00 AM PT). All participants should dial 866-225-8754 at least ten minutes prior to the start of the call. International callers should dial 480-629-9692. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the company website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 or 303-590-3030 and enter reservation identification number 4403880. The replay will be available from approximately 12:00 PM ET on Friday, January 28, 2011, through 11:59 PM ET on Friday, February 4, 2011.
     A transcript of the conference call will be made available on the Company’s website at www.qsii.com.
About Quality Systems, Inc.
     Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Management believes that these forward looking statements are reasonable and are based on reasonable assumptions and forecasts, however, undue reliance should not be placed on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems
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Quality Systems, Inc.
Fiscal 2011 Third Quarter Results

sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.
A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Software, hardware and supplies	$29,675	$24,346	$74,806	$64,978
Implementation and training services	4,262	3,313	13,069	10,150

System sales	33,937	27,659	87,875	75,128

Maintenance	27,908	22,139	80,973	65,254
Electronic data interchange services	10,360	8,897	30,266	25,855
Revenue cycle management and related services	11,496	9,602	33,443	27,482
Other services	8,170	6,665	23,698	19,579

Maintenance, EDI, RCM and other services	57,934	47,303	168,380	138,170

Total revenues	91,871	74,962	256,255	213,298

Cost of revenue:
Software, hardware and supplies	5,667	2,810	16,575	9,251
Implementation and training services	3,677	2,898	10,142	9,075

Total cost of system sales	9,344	5,708	26,717	18,326

Maintenance	3,381	3,392	10,073	9,672
Electronic data interchange services	6,908	6,525	20,390	18,579
Revenue cycle management and related services	8,715	7,124	25,082	20,502
Other services	3,981	5,560	12,054	15,430

Total cost of maintenance, EDI, RCM and other services	22,985	22,601	67,599	64,183

Total cost of revenue	32,329	28,309	94,316	82,509

Gross profit	59,542	46,653	161,939	130,789

Operating expenses:
Selling, general and administrative	27,958	21,574	79,025	61,728
Research and development costs	5,358	3,954	16,046	12,277
Amortization of acquired intangible assets	445	377	1,237	1,101

Total operating expenses	33,761	25,905	96,308	75,106

Income from operations	25,781	20,748	65,631	55,683

Interest income	55	43	244	180
Other income, net	—	136	59	194

Income before provision for income taxes	25,836	20,927	65,934	56,057
Provision for income taxes	8,305	7,775	22,881	20,739

Net income	$17,531	$13,152	$43,053	$35,318

Net income per share:
Basic	$0.60	$0.46	$1.49	$1.24
Diluted	$0.60	$0.46	$1.48	$1.23
Weighted-average shares outstanding:
Basic	28,978	28,667	28,936	28,586
Diluted	29,140	28,833	29,091	28,755
Dividends declared per common share	$0.30	$0.30	$0.90	$0.90

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	December 31,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$118,221	$84,611
Restricted cash	2,956	2,339
Marketable securities	—	7,158
Accounts receivable, net	123,196	107,458
Inventories	1,942	1,340
Income taxes receivable	—	2,953
Deferred income taxes, net	5,470	5,678
Other current assets	7,356	8,684

Total current assets	259,141	220,221
Equipment and improvements, net	10,940	8,432
Capitalized software costs, net	14,931	11,546
Intangibles, net	17,720	20,145
Goodwill	46,189	46,189
Other assets	4,576	3,647

Total assets	$353,497	$310,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,525	$3,342
Deferred revenue	71,897	64,109
Accrued compensation and related benefits	9,322	8,951
Income taxes payable	1,157	—
Dividends payable	8,693	8,664
Other current liabilities	20,955	16,220

Total current liabilities	117,549	101,286
Deferred revenue, net of current	870	474
Deferred income taxes, net	10,108	10,859
Deferred compensation	2,240	1,883
Other noncurrent liabilities	10,747	7,389

Total liabilities	141,514	121,891
Commitments and contingencies
Shareholders’ equity:
Common stock
$0.01 par value; authorized 50,000 shares; issued and outstanding 28,976 and 28,879 shares at December 31, 2010 and March 31, 2010, respectively	290	289
Additional paid-in capital	128,964	122,271
Retained earnings	82,729	65,729

Total shareholders’ equity	211,983	188,289

Total liabilities and shareholders’ equity	$353,497	$310,180

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